EXHIBIT 10

The Company and Kit Heng Tan (an officer and director of the Company) have entered into an oral agreement whereby Mr. Tan receives $6,000 per year for the Company’s use of a home office and for providing accounting and other services to the Company.  This agreement is terminable by either party at any time.